Exhibit 99.1

Specialty Laboratories Announces Election of Three New
Independent Directors

Santa Monica, Calif., June 3, 2004 - Specialty Laboratories, Inc. (NYSE:SP) (Specialty), a leading hospital-focused clinical reference laboratory, announced that earlier today at its annual shareholder meeting for 2004, shareholders elected all previously named nominees for the board of directors, including three new directors and six incumbent directors.

The new directors are David R. Schreiber, Hubbard C. Howe and Michael T. DeFreece.

Specialty’s directors serve a term of one year.  Six of the directors are independent as defined by the corporate governance listing standards of the New York Stock Exchange.

Following the annual meeting of shareholders, Specialty’s board of directors appointed Richard E. Belluzzo as chairman.  Mr. Belluzzo, currently the chief executive of Quantum Corporation, has been a member of Specialty’s board of directors since 1996.

“We welcome Messrs. Schreiber, Howe and DeFreece to the organization,” noted Mr. Belluzzo, chairman of Specialty Laboratories.  “They bring substantial business experience, strategic perspective and diverse industry backgrounds, and contribute additional depth and insight to Specialty’s board of directors.  We are confident in the board’s ability to advance the long-term interests of Specialty’s shareholders.”

David R. Schreiber served from 1996 to 2003 as the senior vice president and chief financial officer of Dianon Systems, Inc., an anatomic pathology services company that was recently acquired by Laboratory Corporation of America Holdings.  Mr. Schreiber also served as a director of Dianon Systems, Inc. from 1999 to 2003. From 1986 to 1994 Mr. Schreiber held various financial and executive management positions at Unilab and Corning Clinical Laboratories, both of which are now Quest Diagnostics. Mr. Schreiber received his B.S. and M.B.A. from Northern Illinois University.

Hubbard C. Howe was a principal of Clayton, Dubilier & Rice, a private equity investment firm, from 1990 until his retirement in 1999.  Recognized for his experience with companies in transition, he held a wide range of executive management positions involving manufacturing, interim management, professional directorship, cash planning and management, and reorganizations and refinancings.  Among his numerous leadership positions, Mr. Howe was chief executive officer of Nu-kote International, Inc., a printing supplies manufacturer, and Remington Arms

Company, Inc., a sporting goods producer serving the hunting and shooting sports markets.  Mr. Howe also served on the board of directors of several companies held in the investment portfolio of Clayton, Dubilier & Rice. Mr. Howe received a B.S. in business administration from the University of California at Berkeley.

Michael T. DeFreece has served since 2002 as the chairman of the board and chief administrative officer of MarketSphere Consulting, LLC, a business management consulting practice.  Prior to joining MarketSphere Consulting, Mr. DeFreece was a managing director of McCarthy & Co, an Omaha-based investment and merchant banking firm.  Mr. DeFreece was the managing partner of the Omaha office of Arthur Andersen where, over the course of 34 years, he specialized in services to the healthcare industry.  He is a Fellow in the Health Care Financial Management Association and a Certified Public Accountant (retired).  Mr. DeFreece is currently a board member and finance committee chair of the Sisters of Charity of Leavenworth Health System, a hospital system with facilities in Kansas, Colorado, Montana and California.  He received a B.S. in business administration from the University of Nebraska at Omaha.

About Specialty

Specialty Laboratories performs highly advanced, clinically useful testing services for hospitals, laboratories and physician specialist communities nationwide. With its extensive menu of clinical tests for the diagnosis and treatment-management of disease, Specialty offers clients a single-source solution for their specialized testing needs. Because of Specialty’s focus on high complexity, esoteric testing, the company is strategically aligned with its hospital clients and does not compete with them or their outreach programs for routine testing work. Specialty backs its commitment to outstanding client service with industry-leading, client-focused information technology applications. Specialty also supports its test offering with distinguished R&D capabilities. Through internal research programs and technology partnerships, Specialty develops new and enhanced tests for reliable and cost-effective patient assessment. Specialty’s Web address is www.specialtylabs.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements that involve risks and uncertainties, including, but not limited to, the expected benefits and contributions brought by new Board members, and the Board of Director’s ability to advance the long-term interests of our shareholders. These forward-looking statements involve known and unknown risks which may cause the company’s actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by Specialty or any other person that Specialty’s objectives or plans will be achieved. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our periodic filings on Forms 10-K, 10-Q and 8-K.

Contact Information:

Greg Mann

Director, Corporate Communications

Specialty Laboratories

310-586-7261

gmann@specialtylabs.com